UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:   001-12212


                         DRUMMOND FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


      Floor 21, Millennium Tower, Handelskai 94-96, A-1200, Vienna, Austria
                                (43) 1 240 25 102
  (Address, including postal code, and telephone number, including area code, of registrant's offices)


                          Common Stock, $0.01 Par Value
            (Title of each class of securities covered by this form)

                                       N/A
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule  12g-4(a)(1)(i)   [X]       Rule  12h-3(b)(1)(i)        [ ]
        Rule  12g-4(a)(1)(ii)  [ ]       Rule  12h-3(b)(1)(ii)       [ ]
        Rule  12g-4(a)(2)(i)   [ ]       Rule  12h-3(b)(2)(i)        [ ]
        Rule  12g-4(a)(2)(ii)  [ ]       Rule  12h-3(b)(2)(ii)       [ ]
                                         Rule  15(d)-6               [ ]

Approximate  number of holders of record  as  of  the  certification  or  notice date:  29

Pursuant to the requirements of the Securities Exchange Act of 1934, Drummond Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February  14,  2003            BY:  /s/  Michael J. Smith
                                           -------------------------------------
                                           Michael  J.  Smith
                                           President and Chief Executive Officer